Exhibit (a)(11)


                                                  Contact:
                                                  Stan Kazmierczak
                                                  Chief Financial Officer
                                                  510-413-1333
                                                  kaz@vina-tech.com


             VINA Technologies Announces Extension of Exchange Offer


NEWARK, Calif., July 23, 2002 - VINA Technologies, Inc. (Nasdaq: VINA) today announced that it was extending its offer to acquire all outstanding options, excluding certain options issued based on performance criteria, to purchase shares of VINA common stock having an exercise price per share greater than or equal to $1.00 under VINA's stock option plans, until 5:00 p.m., Pacific Time, on August 15, 2002. The number of shares of common stock subject to the new options will equal the number of shares of options elected to be exchanged.

The exchange offer commenced on May 8, 2002 and was scheduled to expire on July 22, 2002. VINA is extending the exchange offer to provide employees additional time to decide whether to participate in the exchange.

As of the close of business on July 22, 2002, options to purchase approximately 1,447,520 shares of VINA's common stock had been validly tendered in connection with the exchange offer.

This announcement is not an offer to sell any securities or a solicitation of any offer to buy securities. The exchange offer will be made by means of the offer to exchange, as amended from time to time.

Questions, requests for assistance, requests for copies of the offer to exchange and other exchange related documents may be directed to Karen Morris, Stock Administrator or Stan Kazmierczak, Chief Financial Officer, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California, telephone (510) 492-0800.


About VINA Technologies
VINA Technologies makes metro access more profitable with a family of products that allow carriers to reliably and cost-effectively deliver voice, data, and video services over a single broadband connection. VINA's integrated access devices and multiservice provisioning platforms give carriers the flexibility, performance, management control, and scalability to deliver high-value services to any market over existing or emerging networks, offering the shortest path to higher revenues and lower operational costs. Since its founding in 1996, VINA has built a large and loyal base of carrier customers, and leverages its unique

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knowledge  of carrier  needs to deliver  the right  products  to solve the right problems at the right time.


Except for the historical information contained herein, the matters set forth in this press release, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including changing customer requirements, the broadband access market growth, the effect of technological advances, the impact of competitive products and pricing, and the economic environment for our current and prospective customers. For a discussion of additional factors that may cause results to differ, see VINA's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. These forward-looking statements speak only as of the date hereof. VINA disclaims any intent or obligation to update these forward-looking statements.